Exhibit 8.1

November 5, 2018	650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

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Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Re:       Realty Income Corporation

Ladies and Gentlemen:

We have acted as special tax counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with the inclusion by the Company of 11,789,564 shares of common stock of the Company, par value $0.01 per share, in the Company’s Dividend Reinvestment and Stock Purchase Plan, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission  (the “Commission”) on November 5, 2018 (Registration No. 333-228157) (as so filed and, if applicable, as amended, the “Registration Statement”), a base prospectus dated November 5, 2018 (the “Base Prospectus”), and a related prospectus supplement dated November 5, 2018 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  This opinion is based on certain assumptions and factual representations, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries.  We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  For

November 5, 2018

purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, and subject to the qualifications, assumptions, representations and limitations set forth herein, it is our opinion that:

1.            Commencing with the Company’s taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.            The statements in the Base Prospectus under the caption “United States Federal Income Tax Considerations,” as supplemented by the statements in the Prospectus Supplement under the caption “Supplemental United States Federal Income Tax Considerations,” insofar as such statements purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein.  Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein.  As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP.  No assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.  In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.  This opinion is rendered as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

November 5, 2018

This opinion is for your benefit in connection with the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Prospectus and to the reference to our firm contained in the Prospectus under the headings “United States Federal Income Tax Considerations” and “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP